Exhibit 99.1

iAnthus Strengthens Portfolio with $36.5M Sale of Select Arizona Assets to Sonoran Roots

Transaction Supports iAnthus' Focus on Key Growth Markets While Maintaining Presence in Arizona

NEW YORK, NY and TORONTO, ON – February 7, 2025 – iAnthus Capital Holdings, Inc. (“iAnthus” or the “Company”) (CSE: IAN, OTCQB: ITHUF), which owns, operates and partners with regulated cannabis operations across the United States, today announced that certain iAnthus subsidiaries entered into definitive agreements (the “Purchase Agreements”) with a leading Arizona cannabis operator, Pitchfork Enterprises, LLC d/b/a Sonoran Roots and its affiliates (“Sonoran Roots”), to sell three dispensaries and two processing/cultivation facilities in Arizona for aggregate consideration of approximately $36.5 million (the “Transaction”). This strategic transaction is part of the Company’s ongoing efforts to optimize its portfolio, strengthen its balance sheet, and focus on key markets with the greatest growth potential.

The Transaction includes two dispensaries, a processing facility and a cultivation/processing facility located in Mesa, Arizona, as well as one dispensary located in Phoenix, Arizona (collectively, the “Facilities”). These Facilities have consistently delivered high-quality cannabis products and experiences to their surrounding communities. The Transaction will allow iAnthus to redirect resources to its growth initiatives in Florida, Maryland, New Jersey, Massachusetts and New York while still maintaining a retail presence in Arizona with one dispensary in Mesa, Arizona.

“This transaction aligns with our ‘smart growth, strong margins’ strategy by enabling us to double down on markets where we can deliver the most value to our customers and long-term business interests,” said Richard Proud, CEO of iAnthus. “By streamlining our Arizona operations, we are laying the foundation for a future defined by operational excellence, unmatched customer loyalty, and enhanced profitability. Our continued presence in Arizona through our Health for Life dispensary in Crismon, AZ, and our trusted MPX brand underscores our commitment to delivering exceptional products and experiences in every market we serve.”

The Transaction represents a strategic milestone for iAnthus, allowing it to align resources with its long-term objectives. For iAnthus, the Transaction not only reinforces its commitment to smart growth by simplifying the Company’s operations but also provides significant capital to invest in its core markets and reduces the Company’s debt.

“We are thrilled to announce the acquisition of select iAnthus Arizona assets, a transformational step for us in Arizona. This transaction is highly accretive and strategically enhances our market position, increasing our Ponderosa Dispensary footprint to seven retail locations with broad geographical coverage,” said Michael O’Brien, CEO of Sonoran Roots. “We are excited to continue providing exceptional cannabis products and experiences to customers in these locations.”

Transaction Details

Pursuant to the Purchase Agreements, iAnthus will sell and Sonoran Roots will acquire, substantially all of the assets related to or used in connection with the Facilities, including but not limited to all cannabis licenses associated with such businesses and related real property (collectively, the “Assets”), together with certain assumed liabilities related to the Assets.

The purchase price (“Purchase Price”) for the Assets is approximately $36.5 million and will consist of approximately $20 million of cash payable at closing, subject to certain adjustments, and a secured promissory note to be issued by Sonoran Roots in the

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principal amount of $16.5 million (the “Note”). The Note will bear interest at a rate of six percent (6%) per annum compounded annually, with a term of sixty-six (66) months. The proceeds of the Transaction, net of related fees, costs and expenses, are expected to be used for working capital and general corporate purposes, together with the repayment of a portion of the Company’s various secured debt obligations.

The Transaction is expected to close in 1Q2025, subject to customary conditions precedent including the receipt of applicable consents and regulatory approvals.

Ducera Securities, LLC served as the financial advisor to the Company in connection with the Transaction. The Hawkeye Capital Markets team of Beech Hill Securities, Inc. acted as the financial advisor to Sonoran Roots in connection with the Transaction.

All references to currency in this news release are in U.S. dollars.

About iAnthus

iAnthus owns and operates licensed cannabis cultivation, processing and dispensary facilities throughout the United States. For more information, visit www.iAnthus.com.

About Sonoran Roots

Sonoran Roots is a locally owned and operated, vertically integrated cannabis company based in Tempe, AZ. Upon closing the Transaction, the company will operate seven Ponderosa Dispensary retail locations serving Chandler, Flagstaff, Glendale, Mesa, Phoenix, Queen Creek, and Tucson. Production operations include indoor cultivation, processing & extraction, focused on its premium quality Sonoran Roots flower and Canamo Concentrates lines, as well as sales & distribution. For more information, visit www.sonoranroots.com.

Forward Looking Statements

Statements in this news release contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Company’s reports that it files from time to time with the SEC and the Canadian securities regulators which you should review including, but not limited to, the Company’s Annual Report on Form 10-K filed with the SEC. When used in this news release, words such as “will”, “could”, “plan”, “estimate”, “expect”, “intend”, “may”, “potential”, “believe”, “should” and similar expressions, are forward-looking statements. Forward-looking statements may include, without limitation, statements relating to the Transaction, including the anticipated closing date thereof, the receipt of regulatory approvals thereto, the payment of the Purchase Price and use of proceeds, and other statements relating to the Company’s financial performance, business plans and development and results of operations.

These forward-looking statements should not be relied upon as predictions of future events, and the Company cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward- looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by the Company or any other person that it will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this news release or to reflect the occurrence of unanticipated events, except as required by law.

Neither the Canadian Securities Exchange nor the United States Securities and Exchange Commission has reviewed, approved or disapproved the content of this news release.

Corporate/Media/Investors:

Justin Vu, Chief Financial Officer

iAnthus Capital Holdings, Inc.

1-646-518-9418

investors@ianthuscapital.com